Exhibit 99

Of the 14,598 shares of common stock shown in Column 2 of Table I:

1) Includes 2,692 shares held directly.

2) Includes performance-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
     a. 2,345*# shares granted on 10/19/2023, with a three-year performance period (9/1/2023-8/31/2026);
     b. 3,200*# shares granted on 10/24/2024, with a three-year performance period (9/1/2024-8/31/2027); and
     c. 2,400*# shares granted on 10/16/2025, with a three-year performance period (9/1/2025-8/31/2028).

3) Includes time-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan:
     a. 536* shares granted on 10/19/2023, which will vest on the third anniversary of the grant date;
     b. 1,115* shares granted on 7/18/2024, which will vest on the second anniversary of the grant date;
     c. 1,120* shares granted on 10/24/2024, of which 480 shares will vest on the second anniversary and 640 shares will vest on the third anniversary of the grant date; and
     d. 1,190* shares granted on 10/16/2025, of which 357 shares will vest on the first anniversary, 357 shares will vest on the second anniversary and 476 shares will vest on the third anniversary of the grant date.

 *Each restricted stock unit represents the right to receive one share of Issuer's Common Stock at vesting.

 #The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.